SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 1 OF 16 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.  )*
                                             --


                                  Viragen, Inc.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    927638403
                                 (CUSIP Number)

                                September 15,2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 2 OF 16 PAGES


 - ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Master Trust
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               2,672,679 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 3 OF 16 PAGES


- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Capital, L.P.
                 52-2057093
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 4 OF 16 PAGES


- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Capital, Inc.
                 52-2032702
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 5 OF 16 PAGES


- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Bruce Bernstein
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 6 OF 16 PAGES


- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Olivier Morali
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 France
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        -0-
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 7 OF 16 PAGES


- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Winchester Global Trust Company Limited
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               2,672,679 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 8 OF 16 PAGES


- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Oskar P. Lewnowski
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Austria
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON               2,672,679 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                            2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,672,679 shares of Common Stock (See Item 4(a))
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7% (See Item 4(a))
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

SCHEDULE 13G
CUSIP NO. 927638403                                           PAGE 9 OF 16 PAGES



Item 1(a).        Name of Issuer:

                  Viragen, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  865 SW 78th Avenue
                  Suite 100
                  Plantation, Florida 33324

Item 2(a).        Names of Persons Filing:

                  Omicron Master Trust ("Omicron Trust")
                  Omicron Capital, L.P. ("Omicron Capital")
                  Omicron Capital, Inc. ("OCI")
                  Bruce Bernstein ("Bernstein")
                  Olivier Morali ("Morali")
                  Winchester Global Trust Company Limited ("WGTCL") Oskar P. Lewnowski ("Lewnowski")

Item 2(b).        Address of Principal Business Office:

                  Omicron Trust - c/o Olympia Capital International Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda Omicron Capital - 650 Fifth Avenue, 24th Floor, New York,
                  New York 10019
                  OCI - 650 Fifth Avenue, 24th Floor, New York, New York 10019 Bernstein - 650 Fifth Avenue, 24th Floor, New York, New York 10019
                  Morali - 650 Fifth Avenue, 24th Floor, New York, New York
                  10019
                  WGTCL - c/o Winchester Fiduciary Limited, Williams House,
                  20 Reid Street, Hamilton HM11, Bermuda
                  Lewnowski - c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11, Bermuda

Item 2(c).        Place of Organization or Citizenship:

                  Omicron Trust - Bermuda
                  Omicron Capital - Delaware
                  OCI - Delaware
                  Bernstein - United States of America
                  Morali - France
                  WGTCL - Bermuda
                  Lewnowski - Austria

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share of the Issuer (the "Common Stock")

Item 2(e).        CUSIP Number:

                  927638403

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Omicron Trust, Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski.

Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:

SCHEDULE 13G
CUSIP NO. 927638403                                          PAGE 10 OF 16 PAGES

                         Omicron Trust: 2,672,679 shares*
                         Omicron Capital: 2,672,679 shares*
                         OCI: 2,672,679 shares*
                         Morali: 2,672,679 shares*
                         Bernstein: 2,672,679 shares
                         WGTCL: 2,672,679 shares*
                         Lewnowksi: 2,672,679 shares*

                  (b)    Percent of Class:

                         Omicron Trust: 6.7%
                         Omicron Capital: 6.7%
                         OCI: 6.7%
                         Bernstein: 6.7%
                         Morali: 6.7%
                         WGTCL: 6.7%
                         Lewnowski: 6.7%

                         (Based on 37,087,677 shares of Common Stock outstanding as of September 6, 2005, as stated in the Issuer's Annual Report on Form 10-K for the year ended June 30, 2005.)

                  (c)    Number of Shares as to which the Person has:

                         Omicron Trust, WGTCL and Lewnowski:
                         ----------------------------------

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 2,672,679 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 2,672,679 shares of Common Stock*

                         Omicron Capital, OCI, Bernstein and Morali:
                         ------------------------------------------

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                                -0-

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

SCHEDULE 13G
CUSIP NO. 927638403                                          PAGE 11 OF 16 PAGES

                         (iv) shared power to dispose or to direct the disposition of

                                 2,672,679 shares of Common Stock*


*Omicron Capital serves as investment manager to Omicron Trust. By reason of such relationship, Omicron Capital may be deemed to share dispositive power over the shares of Common Stock owned by Omicron Trust. Omicron Capital disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Trust or any other person reporting on this Schedule.

OCI serves as general partner of Omicron Capital. By reason of such relationship, OCI may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Capital. OCI disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Capital or any other person reporting on this Schedule.

Morali serves as president and a director and is a stockholder of OCI. By reason of such relationships, Morali may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI. Morali disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by OCI or any other person reporting on this Schedule.

Bernstein serves as chief executive officer of OCI and is a stockholder of OCI. By reason of such relationships, Bernstein may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI. Bernstein disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by OCI or any other person reporting on this Schedule.

WGTCL serves as trustee of Omicron Trust. By reason of such relationship, WGTCL may be deemed to shares voting and dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Trust. WGTCL disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Omicron Trust or any other person reporting on this Schedule.

WGTCL may be deemed to be controlled by Lewnowski. By reason of such control, Lewnowski may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by WGTCL. Lewnowski disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by WGTCL.

The shares of Common Stock reported as beneficially owned are shares that Omicron Trust has the right to acquire upon conversion of the Issuer's 7% Convertible Notes due 2008 held by Omicron Trust (the "Note") and upon exercise of the Issuer's Common Stock Purchase Warrant held by Omicron Trust (the "Warrant"). Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski each disclaims beneficial ownership of such shares of Common Stock.

Of the shares of Common Stock reported as beneficially owned, 1,904,762 are shares of Common Stock which Omicron Trust has the right to acquire upon conversion of the Note. Of the shares of Common Stock reported as beneficially owned, 767,917 shares of Common Stock are shares which Omicron Trust has the right to acquire upon exercise of the Warrant.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable

SCHEDULE 13G
CUSIP NO. 927638403                                          PAGE 12 OF 16 PAGES


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

By signing below I certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of October 6, 2005, by and among Omicron Trust, Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski.

SCHEDULE 13G
CUSIP NO. 927638403                                          PAGE 13 OF 16 PAGES




                                    SIGNATURE

     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: October 6, 2005



                        OMICRON MASTER TRUST

                        By: OMICRON CAPITAL, L.P.,
                            Investment Manager

                            By: OMICRON CAPITAL, INC.,
                                General Partner

                            By: /s/ Olivier H. Morali
                            ----------------------------
                            Olivier H. Morali
                            Title: President



                        OMICRON CAPITAL, L.P.

                        By: OMICRON CAPITAL, INC.,
                            General Partner

                            By: /s/ Olivier H. Morali
                            ----------------------------
                            Olivier H. Morali
                            Title: President



                        OMICRON CAPITAL, INC.

                        By: /s/ Olivier H. Morali
                        ----------------------------
                        Olivier H. Morali
                        Title: President



                        /s/ Bruce Bernstein
                        ----------------------------
                        Bruce Bernstein



                        /s/ Olivier H. Morali
                        ----------------------------
                        Olivier H. Morali

SCHEDULE 13G
CUSIP NO. 927638403                                          PAGE 14 OF 16 PAGES

                        WINCHESTER GLOBAL TRUST COMPANY LIMITED

                        By: /s/ Oskar P. Lewnowksi
                        ----------------------------
                        Oskar P. Lewnowski
                        Title: Chairman



                        /s/ Oskar P. Lewnowksi
                        ----------------------------
                        Oskar P. Lewnowski